Exhibit 10.7

COMPLIANCE CERTIFICATE

Re:
Asset Purchase Agreement, dated April 1, 2010 (the “Agreement”), by and between NuStar Terminals Operations Partnership L.P., a Delaware limited partnership (“Seller”), and Blackwater Georgia, LLC, a Georgia limited liability company (“Purchaser”).

This Certificate is being delivered pursuant to Section 4.2.8 of the Agreement.

I, Michael H. Hoeltzel, DO HEREBY CERTIFY that I am the duly elected and qualified Vice President of Seller.

I hereby further certify that on and as of July 15, 2010 (the “Closing Date”), each of the representations and warranties of the Seller set forth in Article VI of the Agreement is true and correct in all material respects as though made at and as of the Closing Date.

DATED this 15th day of July, 2010.

NuStar Terminals Operations Partnership L.P., a Delaware limited partnership

By: /s/ Michael H. Hoeltzel
Michael H. Hoeltzel, Senior Vice President